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                                                                    EXHIBIT 99.1

BIOTRANSPLANT INCORPORATED COMPLETES
ACQUISITION OF ELIGIX

CHARLESTOWN, Mass., May 16 /PRNewswire/ -- BioTransplant Incorporated (Nasdaq:
BTRN - news) today announced that it has completed the acquisition of Eligix, Inc., a privately held biomedical device company located in Medford, MA, in a stock-for-stock merger, following the satisfaction of closing conditions. The addition of Eligix adds two late stage pipeline products, which are expected to add near term European revenues beginning in 2001, and several additional product candidates in earlier phases of development that will expand BioTransplant's current product pipeline.

Eligix, Inc. is a privately held biomedical company engaged in the development of cellular transplantation and immune therapies to enhance human immune response to cancers and infectious diseases, reduce the risk of infection and hypersensitivity reactions in blood transfusions and to achieve immune tolerance in organ transplant and autoimmune disorders. Eligix's core technologies originated as a result of research at Coulter Corporation, in collaboration with physicians at Harvard University's Dana-Farber Cancer Institute, and Johns Hopkins University.

BioTransplant utilizes its proprietary technologies under development to re-educate the body's immune responses to allow tolerance of foreign cells, tissues and organs. Based on this technology, the Company is developing a portfolio of products for application in a range of medical conditions, including organ and tissue transplantation, and treatment of cancer and autoimmune diseases, for which current therapies are inadequate. BioTransplant's products under development are intended to induce long-term functional transplantation tolerance in humans, increase the therapeutic benefit of bone marrow transplants, and reduce or eliminate the need for lifelong immunosuppressive therapy.

This announcement contains, in addition to historical information, certain forward-looking statements about BioTransplant that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors. Factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: BioTransplant's ability to secure the substantial additional funding required in the near-term for its operations and research and development programs; BioTransplant's ability to successfully discover, develop and commercialize its products, obtain required regulatory approvals in a timely fashion, and overcome other difficulties inherent in developing pharmaceuticals and procedures for transplantation; the risk that BioTransplant's and Eligix' businesses will not be integrated successfully or that the anticipated benefits of the merger will not be realized; BioTransplant's ability to obtain and enforce the patent protection required for its products; uncertainties as to the extent of future government regulation of the transplantation business; and BioTransplant's ability to maintain collaborations with third parties. For a detailed discussion of these and other factors, see the section titled "Business - Factors Which May Affect Results" in BioTransplant's current annual report on Form 10-K, as filed with the Securities and Exchange Commission.